EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Medicure Inc., filed with the Securities and Exchange Commission (the SEC) (File No. 333-146574) of our report dated September 1, 2009, with respect to the consolidated balance sheets of Medicure Inc. as of May 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended May 31, 2009 which report appears in the May 31, 2009 Annual Report on Form 20-F of Medicure Inc.

Our report dated September 1, 2009 contains an explanatory paragraph that states that the Company has experienced operating losses and cash outflows from operations since incorporation and has significant debt servicing obligations that raise significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated September 1, 2009 refers to a change in accounting policy for the Company adopting the new recommendations of CICA Handbook Section 3031, Inventories, Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments- Presentation. The effect of those changes is discussed in note 2(r) to the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Winnipeg, Canada
September 2, 2009